Exhibit 99.3

Clarivate Announces Nominations of Two New Independent Directors

•	Company nominates Jane Okun Bomba and Richard Roedel to stand for election

•	Four current directors retiring from service at Annual General Meeting: three not standing for reelection; one stepping down

London, UK, & Philadelphia, US, April    , 2020 – Clarivate Analytics plc (NYSE:CCC) (the “Company”), a global leader in providing trusted insights and analytics to accelerate the pace of innovation, today announced that its Board of Directors has nominated Jane Okun Bomba and Richard W. Roedel to stand for election as directors at its 2020 Annual General meeting of stockholders on May 7 (the “Annual General Meeting”). Sir Martin Broughton, Charles E. Moran and Amir Motamedi have served as Class I directors since May 2019 and are not standing for election at the Annual General Meeting. In addition, Matthew Scattarella, who has served as a Class II director since May 2019, will step down from the Board effective as of the date of the Annual General Meeting.

“We look forward to Jane and Rich joining our Board,” said Jerre Stead, Executive Chairman and CEO of Clarivate. “They both bring a great deal of experience as accomplished executives and directors. Their guidance will be especially helpful in providing valuable insights and perspective with respect to our operations, strategy, risk oversight, corporate governance and sustainability. As we approach the one-year anniversary of the merger that took Clarivate public, I am so pleased that we are able to take this important step in evolving our Board of Directors.”

Mr. Stead continued, “I am very grateful to Sir Martin, Charles, Amir and Matthew for their counsel and service to our Board in the past year. They provided great input in strategically guiding Clarivate as a new publicly traded company.”

The Company’s Board of Directors is committed to the regular review of its structure and membership to ensure that Clarivate has an appropriately diverse, skilled, and actively engaged Board with the requisite depth and composition to ensure long-term value realization. With the nomination of Jane and Rich, Clarivate has taken an important step to refresh its Board with two new independent directors.

Jane Okun Bomba is President of Saddle Ridge Consulting and serves on the boards of directors of publicly-traded companies Brightview Holdings and ServiceSource International. Previously, from 2004 to 2017, Ms. Okun Bomba was an executive at IHS Markit, most recently as Executive Vice President, Chief Administrative Officer. Prior to IHS Markit, she was a partner at Genesis, Inc. and headed investor relations at Velocom, MediaOne Group, and Northwest Airlines. She held various management positions in corporate finance at Northwest Airlines and American Airlines, and was a CPA at PriceWaterhouse. Ms. Okun Bomba serves on the board of NGO Kickstart International and is a member of the International Women’s Forum. She is a member of the University of Michigan, Ross School of Business Advisory Board and the School of Literature, Science and Arts Dean’s Advisory Committee. Ms. Okun Bomba holds both a BGS and an MBA from the University of Michigan at Ann Arbor. She completed graduate studies at the Stockholm School of Economics, and board director education in the Women’s Director Development Program at the Kellogg School of Management, Northwestern University and the Directors’ Consortium.

Richard W. Roedel is the former Chairman and CEO of the accounting firm BDO Seidman LLP, and served as managing partner of its Chicago and New York Metropolitan area offices. Mr. Roedel serves on the board of directors of Brightview Holdings, Inc., Six Flags Entertainment Corporation, LSB Industries, Inc. and Luna Innovations Incorporated. Mr. Roedel also currently serves on the board of directors of IHS Markit Inc. but will not be seeking reelection when his current term expires at its annual general meeting of stockholders in April 2020. Mr. Roedel has previously served on the boards of Lorillard, Inc., Sealy Corporation, BrightPoint, Inc, Broadview Holdings, Inc., Dade Behring Holdings, Inc.,  and TakeTwo Interactive Software, Inc. Mr.  Roedel is a member of the National Association of Corporate Directors (NACD) Risk Oversight Advisory Council. Mr. Roedel was appointed to a three year term, ending in 2017, on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB). Mr. Roedel is a graduate of The Ohio State University and a CPA.

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About Clarivate Analytics
Clarivate Analytics(TM) is a global leader in providing trusted insights and analytics to accelerate the pace of innovation. We have built some of the most trusted brands across the innovation lifecycle, including the Web of Science(TM), Cortellis(TM), Derwent(TM), CompuMark(TM), MarkMonitor(TM) and Techstreet(TM). Today, Clarivate Analytics is on a bold entrepreneurial mission to help customers reduce the time from new ideas to life-changing innovations. For more information, please visit clarivate.com.

Investor Relations Contact
Mark Donohue, Head of Investor Relations
mark.donohue@clarivate.com
+1 (215) 243 2202

Media Contact
Tabita Seagrave, Head of Global Corporate Communications
media.enquiries@clarivate.com